CDI Corp.

LONG-TERM INCENTIVE AWARD

1. Award. CDI Corp., a Pennsylvania corporation (the “Company”) hereby grants to Brian D. Short (the “Recipient”) the opportunity to earn a long-term incentive award (the “Award”) under the CDI Corp. Executive Bonus Plan (the “Plan”) in accordance with the terms and conditions set forth in this agreement (this “Agreement”). This Award is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, this Agreement will prevail. Notwithstanding anything contained in this Agreement to the contrary, the maximum amount payable hereunder is $2,500,000, all of which may be earned in accordance with Appendix I. Nothing in this Agreement shall be construed to in any way limit or restrict the operation of any of the Company’s or its Subsidiaries’ or affiliates’ business in the manner determined to be appropriate by the Board and the Company’s Chief Executive Officer in their sole discretion, regardless of the impact that such operation may have on Recipient’s ability to earn any amounts hereunder. All dollar amounts referred to herein are in U.S. Dollars. In administering this Agreement, the Committee shall act in good faith.

2 Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.
(a)     “Cause” shall have the meaning set forth in the Employment Agreement.
(b)    “CDI Stock” means the Company’s common stock, par value $0.10 per share.
(c)    “Committee” means the Compensation Committee of the Board or its successor.
(d)    “Daily Value” on any date shall mean the sum of (x) the closing price of actual sales of Common Stock on the New York Stock Exchange (“NYSE”) on such date or, if there are no such sales on such date, the closing price of Common Stock on the NYSE on the last preceding date on which there was a sale; or if Common Stock is not then listed on the NYSE, (i) the per share closing price on such date on the primary U.S. national securities exchange on which Common Stock is listed or, if there are no such sales on such date, the closing price of Common Stock on such exchange on the last preceding date on which there was a sale or (ii) if not so listed and Common Stock is publically traded on an inter-dealer quotation system, the closing price on such date on such system, or, if there are no such sales on such date, the closing price of Common Stock on such system on the last preceding date on which there was a sale plus (y) the aggregate per share Extraordinary Cash Dividends having a record date that occurs on or after the commencement of the Appendix I Measurement Period (as defined on Appendix I) but on or before the date on which Daily Value is being determined. Notwithstanding the foregoing, during the Sale Period, the Daily Value shall equal 83.33% of the amount determined in the preceding sentence.
(e)    “Date of Grant” means May 19, 2015.

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(f)    “Employment Agreement” means the Recipient’s employment agreement with CDI Corporation, dated as of March 16, 2009, as the same may be amended, amended and restated and/or supplemented from time to time.
(g)    “Extraordinary Cash Dividend” means a cash dividend paid on the CDI Stock that the Committee acting reasonably and in good faith determines is not a regular or ordinary cash dividend. The amount of any Extraordinary Cash Dividend shall be determined by the Committee acting reasonably and in good faith.
(h)    “Good Reason” shall mean any occurrence, without the Recipient’s explicit prior written consent, of: (i) a material reduction in Recipient’s title, duties or responsibilities and (ii) a material reduction in the Recipient’s base salary.  A termination under clause (i) shall be for Good Reason only if Recipient provides the Company with notice of the event alleged to constitute Good Reason within 30 days after Recipient’s knowledge of its occurrence, the Company fails to cure such act within 30 days after receipt of such notice and Recipient terminates his employment within 30 days after such cure period expires uncured.
(i)    “Sale of the Company” shall mean any Person, or more than one Person acting as a group within the meaning of Section 409A of the Code, acquires (by merger or pursuant to an offer which was open to all shareholders) ownership of stock of the Company that constitutes more than 90 percent of all outstanding stock of the Company.
(j)    “Separation from Service” means the Recipient’s “separation from service” (within the meaning of Code Section 409A) from the Company and its Subsidiaries.
(k)    “Time-Based Requirements” subject to Section 3 below, the Time-Based Requirements will be satisfied only if any of the three following conditions is met: (i) the Recipient has been continuously employed by the Company or a Subsidiary from the Date of Grant through and including September 15, 2019, (ii) on or prior to September 15, 2019, the Recipient’s employment was terminated by the Company or any of its Subsidiaries without Cause, by the Company or any of its Subsidiaries due to Total Disability or as the result of the Recipient’s death or (iii) on or prior to September 15, 2019 but on or after the occurrence of a Sale of the Company, the Recipient terminates his employment with the Company or any of its Subsidiaries for Good Reason (and in the case of clauses (ii) and (iii), the Recipient (or his estate, as applicable) executes and does not revoke the Release (as defined in Appendix I), such that the Release becomes effective, within 60 days after the date of termination); provided, however, that in the event of such a termination of employment by the Company or any of its Subsidiaries due to Total Disability, the Recipient must acknowledge at the time of his termination that his termination is due to Total Disability and that he does not have any claims against the Company or any of its Subsidiaries (other than for vested benefits and earned but unpaid compensation).
(l)    “Total Disability” shall have the same meaning as in the Long Term Disability Benefits Program of the Company or a Subsidiary applicable to the Recipient, or if none, applicable to the Company’s management employees generally.
3. Special Vesting Election. Notwithstanding anything contained in this Agreement (including Appendix I or Appendix II) to the contrary, if on or after the second anniversary of the Grant Date and prior to September 15, 2018, the then Highest Reference Price (as defined in Appendix I) equals or exceeds the Stock Price Minimum Hurdle (as defined in Appendix I), then the Recipient may, in his sole discretion, provide the Committee with a written election to freeze the Highest Reference Price as of the date of such election, with such election to be provided

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between the second anniversary of the Grant Date and September 15, 2018. Such election shall be irrevocable. If such an election is made, then the Highest Reference Price shall be frozen as of such date (and shall not increase thereafter), and the Time-Based Requirements shall be deemed satisfied on the earlier of (x) the first anniversary of the date on which the Committee receives such written notice of election, provided that the Recipient remains employed with the Company or any of its Subsidiaries through such first anniversary or (y) the date on which the Recipient’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause or due to the Recipient’s Total Disability, by the Recipient for Good Reason following a Sale of the Company, or as the result of the Recipient’s death. If the Recipient’s employment with the Company or any of its Subsidiaries terminates prior to such first anniversary of the Committee’s receipt of such written election for any reason other than as provided in clause (y) of the immediately preceding sentence, then (i) the Award shall be immediately forfeited with no compensation, consideration or other payment due to the Recipient and (ii) the Recipient shall not be entitled to receive any compensation or payments under this Agreement. Notwithstanding anything in Section VI.A of the Plan to the contrary, to the extent earned and vested in accordance with this Section 3, the Award shall be settled in a lump sum cash payment within 30 days after September 15, 2019; provided, however, that if (A) the Recipient became vested in the Award under this Section 3 as the result of his termination of employment described in clause (y) above excluding death, then payment of the Award instead shall be made within 60 days after the earlier of the day that is 6 months following Recipient’s date of termination of employment or September 15, 2019 and (B) the Recipient became vested in the Award under this Section 3 as a result of the Recipient’s death, payment of the Award shall be made within 60 days after the date of such death; provided further, however, that as a condition to receiving payment of the Award under this Section 3 in connection with a termination of employment, the Recipient (or his estate, as applicable) must execute and not revoke the Release, such that the Release becomes effective, within 60 days after the date of termination. As a condition to the satisfaction of the Time-Based Requirements under this Section 3 as the result of a termination of the Recipient’s employment by the Company or any of its Subsidiaries due to Total Disability, the Recipient must acknowledge at the time of his termination that his termination is due to Total Disability and that he does not have any claims against the Company or any of its Subsidiaries (other than for vested benefits and earned but unpaid compensation).

4. Tax Withholding. The amount of cash to be delivered to the Recipient, if any, under this Award shall be reduced by all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the payout relating to this Award.

5. Nontransferablity of this Award. This Award may not be transferred, in whole or in part, except by will or the applicable laws of descent and distribution.
6. Awards Policy. This Award is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies. This Award is also subject to clawback to the extent required by Section 10D(b)(2) of the Securities Exchange Act of 1934, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
7. Cancellation of Award and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Recipient has entered into competition with the Company or any of its Subsidiaries in breach of the non-competition or non-solicitation covenants set forth in the Employment Agreement, the Committee may, in its discretion, at any time during the term of such non-competition and non-solicitation covenants: (a) cancel all or any portion of this Award

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and/or (b) require the Recipient to pay to the Company an amount equal to the amount paid to the Recipient in respect of this Award during the one-year periods prior to and after the termination of the Recipient’s employment or engagement with the Company or any of its Subsidiaries.
8. Award Does Not Affect Employment Relationship. This Award shall not confer upon the Recipient any right to continue in the employ or service of the Company or any of its Subsidiaries, nor interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment of the Recipient at any time.
9. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. In addition, by entering into this Agreement and accepting this Award, the Recipient acknowledges that: (a) this Award is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock.

10. Code Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Recipient is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Recipient’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Recipient’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Recipient in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following the month in which the Recipient’s separation from service occurs or (ii) the 10th business day following Recipient’s death. If Recipient’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Recipient’s employment and which are subject to Code Section 409A shall not be paid until Recipient has experienced a "separation from service", or other permitted payment event, within the meaning of Code Section 409A. If the 60 day Release period covers two taxable years, then to the extent required by Code Section 409A, any portion of the Award that otherwise would be paid in such first taxable year instead shall be withheld and paid in such second taxable year. Neither the Company nor any of its Subsidiaries or affiliates shall have any liability or obligation to Recipient in the event that this Agreement does not comply with, or is not exempt from, Code Section 409A.

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11. Execution of this Agreement. If the Recipient does not sign and return this Agreement, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue any cash or other payments to the Recipient in connection with this Award. If the Recipient receives any cash or other payments in connection with this Award but has not signed and returned this Agreement, he will be deemed to have accepted and agreed to the terms set forth herein.

CDI CORP.	RECIPIENT

By:___/s/ Scott J. Freidheim__	Signature: _/s/ Brian D. Short____
Name: Scott Freidheim	Print Name: _Brian D. Short _____
Title: CEO	Date: ____August 4, 2015_______

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Appendix I

1.    General. Subject to Section 7 below, up to $2,500,000 of the Award may be earned in accordance with this Appendix I based upon the satisfaction of both the performance requirements set forth in Section 3 of this Appendix I (the “Appendix I Performance Requirements”) and the Time-Based Requirements. Attachment 1 hereto contains an illustration of the earning of the Award under this Appendix I.
2.    Definitions.
(a)    “Appendix I Measurement Period” shall mean the period commencing on the Date of Grant and ending on the earliest of (A) September 15, 2019, (B) the date of the termination of the Recipient’s employment with the Company or any of its Subsidiaries for any reason other than by the Company or any of its Subsidiaries without Cause or due to death or Total Disability, (C) the six month anniversary of the date of the termination of the Recipient’s employment by the Company or any of its Subsidiaries without Cause, (D) the date of the termination of the Recipient’s employment with the Company or any of its Subsidiaries due to death or Total Disability, (E) the occurrence of a Sale of the Company or (F) the last day of the first Appendix I Performance Period for which the Reference Price equals or exceeds the Stock Price Maximum Hurdle. Extension of the Appendix I Measurement Period beyond the date of the termination of Recipient’s employment under clause (C) is subject to Recipient’s execution of a release of claims and covenant not to sue in form and substance satisfactory to the Company, such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the date of such termination of employment (the “Release”).
(b)    “Appendix I Performance Period” means any period of 90 consecutive trading days during the Appendix I Measurement Period.
(c)    “Highest Reference Price” means the highest Reference Price for any Appendix I Performance Period included in the Appendix I Measurement Period.
(d)    “Reference Price” means, for any Appendix I Performance Period, the highest number that would not exceed any of the amounts determined under the following three clauses:  (i) the average Daily Value during such Appendix I Performance Period, (ii) for the 60 trading days during such Appendix I Performance Period with the highest Daily Value (whether or not consecutive), such trading day with the lowest Daily Value and (iii) the lowest Daily Value during the last 20 trading days during such Appendix I Performance Period. Notwithstanding the foregoing, if a Sale of the Company occurs on or prior to the expiration of the Appendix I Measurement Period, then the Reference Price for such Appendix I Performance Period ending on the date of consummation of the Sale of the Company shall equal the Sale Price.
(e)    “Stock Price Maximum Hurdle” means $43.23, subject to adjustment as set forth in Section 6 below.
(f)    “Stock Price Minimum Hurdle” means $28.82, subject to adjustment as set forth in Section 6 below.
(g)    “Sale Period” means the period commencing on the date on which a public announcement is made regarding a transaction that, if consummated, would result in a Sale of the Company and ending on the earlier of (i) the date on which a Sale of the Company is consummated, (ii) the date on which the agreement that would give rise to a Sale of the

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Company is terminated or (iii) the date on which the Company or the prospective acquiror publicly announces that such transaction is no longer being pursued.
(h)    “Sale Price” means 83.33% of the sum of (x) the per-share consideration paid for CDI Stock in a Sale of the Company, plus (y) all per-share Extraordinary Cash Dividends having a record date during the Appendix I Measurement Period.
3.     Performance Requirements. Subject to Section 7 below, the Appendix I Performance Requirements shall be satisfied during the Appendix I Measurement Period as follows:

(a)	If the Highest Reference Price during the Appendix I Measurement Period is below the Stock Price Minimum Hurdle, then no portion of the Award shall be earned.

(b)
If the Highest Reference Price during the Appendix I Measurement Period equals the Stock Price Minimum Hurdle, then the Appendix I Performance Requirements shall be deemed satisfied for an amount equal to $1,000,000.

(c)
If the Highest Reference Price during the Appendix I Measurement Period exceeds the Stock Price Minimum Hurdle but is less than the Stock Price Maximum Hurdle, then the Appendix I Performance Requirements shall be deemed satisfied for an amount equal to $1,000,000, plus the product of (x) $1,500,000 and (y) a fraction, the numerator of which equals the difference between the Highest Reference Price during the Appendix I Measurement Period and the Stock Price Minimum Hurdle and the denominator of which equals the difference between the Stock Price Maximum Hurdle and the Stock Price Minimum Hurdle.

(d)
If the Highest Reference Price during the Appendix I Measurement Period equals or exceeds the Stock Price Maximum Hurdle, then the Appendix I Performance Requirements shall be deemed satisfied for an amount equal to $2,500,000.

The amount payable with respect to this Award under this Appendix I shall not exceed the amount with respect to which the Appendix I Performance Requirements are satisfied under this Section 3 (or Section 3 of the Agreement, if applicable).

4. Time-Based Requirements. If the Time-Based Requirements are not satisfied (including, without limitation, as the result of failing to timely execute the Release or not making the required Total Disability acknowledgement), then the entire Award shall be immediately forfeited with no consideration or other compensation or payment due to the Recipient.

5. Settlement. Notwithstanding anything in Section VI.A of the Plan to the contrary, if the Time-Based Requirements and any portion of both the Appendix I Performance Requirements and the Appendix II Performance Requirements (as defined in Appendix II) have been satisfied, then the Company shall pay to the Recipient an amount equal to the portion of the Award with respect to which the Appendix I Performance Requirements are satisfied under Section 3 of this Agreement in a lump sum cash payment within 30 days after September 15, 2019; provided, however, that if (x) the Time-Based Requirements are satisfied pursuant to clause (ii) or (iii) of the definition thereof excluding death, then payment instead shall be made within 60 days after the earlier of the day that is 6 months following Recipient’s date of termination of employment or September 15, 2019 and (y) the Time-Based Requirements are satisfied under clause (ii) of the definition thereof as a result of the Recipient’s death, then payment shall be made within 60 days after the date of such death. The parties hereto agree that the occurrence of a Sale of the Company shall not accelerate the payment date (provided that the Company retains the

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discretion to accelerate the payment date in connection with a Sale of the Company to the extent permitted under, and in accordance with, Treasury Regulation Section 1.409A-3(j)).

6. Adjustments. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting CDI Stock, then in addition to the adjustments permitted by the Plan, the Committee shall make any equitable adjustment to the Stock Price Minimum Hurdle, the Stock Price Maximum Hurdle and the Highest Reference Price in order to prevent the dilution or enlargement of rights hereunder (it being understood that the Stock Price Maximum Hurdle and the Stock Price Minimum Hurdle are intended to represent a 300% increase and a 200% increase, respectively, in a trading price for the CDI Stock of $14.41, and as such, if an event described above occurs, it may be necessary to adjust such Stock Price Minimum Hurdle, Stock Price Maximum Hurdle and Highest Reference Price to continue to reflect the desired percentage increase).

[end of Appendix I]

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ATTACHMENT 1

Hypothetical 1

•
With respect to the Appendix I Performance Period commencing on October 1, 2016, (i) the average Daily Value equals $33.00, (ii) the Daily Value for 30 of such trading days was $35.00, the Daily Value for another 30 of such trading days was $34.00 and the Daily Value for another 30 of such trading days was $30.00 and (iii) the lowest Daily Value during the last 20 trading days was $35.00.

•
Based on the foregoing, the Reference Price for such Appendix I Performance Period is $33.00 (which is the highest number that does not exceed the amount determined under any of clause (i) ($33.00), clause (ii) ($34.00) or clause (iii) ($35.00) of the Reference Price definition).

•	Assume that the Reference Price for all other Appendix I Performance Periods was less than $33.00. Accordingly, the Highest Reference Price is $33.00.

•
Because $33.00 is greater than the Stock Price Minimum Hurdle, the Appendix I Performance Requirements were satisfied for $1,435,114.50 (which equals $1,000,000 + ($1,500,000 X (($33.00 - $28.82) / ($43.23 - $28.82))).

•	Subject to Section 7 of Appendix I, such amount ($1,435,114.50) would then be paid as provided in Section 5 of Appendix I only upon the satisfaction of the Time-Based Requirements.

Hypothetical 2

•	Assume the same facts as Hypothetical 1, and that on January 1, 2017, the Recipient makes the special election described in Section 3 of the Agreement.

•
In such event, provided that Recipient either remains employed with the Company or a Subsidiary through January 1, 2018, or prior to such date, the Recipient’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause or due to the Recipient’s Total Disability, by the Recipient for Good Reason following a Sale of the Company, or as the result of the Recipient’s death, then the Time Based Requirements shall be deemed satisfied, the portion of the Award earned under Appendix I $1,435,114.50 and Appendix II of the Agreement shall be paid as provided in Section 3 of the Agreement.

•
If, after such election is made, the Highest Reference Price would have been $43.23 had such election not been made (and would have resulted in a payment of $2,500,000 under Appendix I of the Award), the Recipient shall not receive the benefit of such increased Highest Reference Price. Instead, as the result of such election, the Highest Reference Price for purposes of calculating the portion of the Award earned under Appendix I shall be $33.00, and the portion of the Award earned under Appendix I shall equal $1,435,114.50.

[end of Attachment]

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